UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2008

PURE BIOFUELS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50903	47-0930829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9440 Little Santa Monica Blvd., Suite 401 Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

1-310-402-5916
(Registrant's telephone number, including area code)

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2008, we entered into a Warrant Exchange Agreement (the “Agreement”), by and between PURE BIOFUELS CORP., a Nevada corporation (the “Company”), and PLAINFIELD PERU II LLC, a Delaware limited liability company (“LLCII”). LLCII (A) was a holder of warrants to purchase (i) 59,104,912 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), at an exercise price of $0.30; and (ii) 122,605 shares of Common Stock at an exercise price of $0.01; and (B) had the right to acquire warrants to purchase 57,823,130 shares of Common Stock at an exercise price to be determined but not greater than $0.30 (the “Warrant Rights” and together with the warrants described in subclause (A), the “Warrants”). LLCII and the Company consummated an exchange of the Warrants pursuant to the terms of the Agreement. LLCII exchanged all of the Warrants for 78,033,765 shares of Common Stock (the “Exchange Shares”). Upon issuance of the Exchange Shares to LLCII, the Warrants were rendered null and void and of no further force or effect.

Prior to executing the Agreement and consummating the warrant exchange, on June 19, 2008, the Board of Directors of the Company established a Special Committee to have and to exercise the authority of the Board solely for the purposes of reviewing, considering, investigating, evaluating, negotiating and recommending action to the entire Board with respect to a restructuring of all of the Warrant Rights and the warrants issued by the Corporation and owned by Plainfield Special Situations Master Fund Limited, a Cayman Island company (“Plainfield”) and all of its affiliates, which were comprised solely of the Warrants. On July 7, 2008, the Special Committee received a fairness opinion that the exchange ratio of 1.50 Warrants for 1 share of Common Stock as reflected in the Agreement is fair, from a financial point of view, to the Company. On August, 1, 2008, upon the recommendation of the Special Committee that the Agreement was in the best interests of the Company, the Board of Directors approved the Agreement.

Upon the closing of the Agreement, Plainfield and its affiliates own (1) 89,683,765 shares of Common Stock, or approximately 57.6% or our outstanding Common Stock; and (2) $15,610,000 aggregate principal amount of notes convertible into 52,033,333 shares of Common Stock at a conversion price of $0.30. Plainfield is also the sole lender and administrative agent under the Company’s Loan Agreement, which has a principal aggregate amount of $37,346,939 outstanding. In addition, two of the Company’s five current directors, including the Chairman of the Board, are affiliates of Plainfield and Plainfield has the right to designate up to a total of three directors to the Company’s Board of Directors, which the Company has agreed will consist of no more than six directors.

The Agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning the Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosure under Item 1.01 of this report, which is incorporated by reference in this Item 3.02.

We relied upon Section 3(a)(9) and/or Section 4(2) of the Securities Act of 1933, as amended, for the above issuance.

We believed that Section 3(a)(9) of the Securities Act was available because we issued the Exchange Shares solely in exchange for the Warrants and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

We believed that Section 4(2) of the Securities Act was available because:

•	The issuance did not involve underwriters, underwriting discounts or commissions.
•	Restrictive legends were placed on all certificates issued as described above.
•	The issuance did not involve general solicitation or advertising.
•	The issuance was made solely to Accredited Investors (as defined in Section 501(a) of the Securities Act).

Item 5.01. Changes in Control of Registrant.

See disclosure under Item 1.01 of this report, which is incorporated by reference in this Item 5.01.

Upon the closing of the Agreement, Plainfield holds 89,683,765 outstanding shares of Common Stock, or approximately 57.6% or our outstanding Common Stock, and including its holdings of $15,610,000 aggregate principal amount of notes convertible into 52,033,333 shares of Common Stock beneficially owns approximately 68.2% of our Common Stock.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Warrant Exchange Agreement, dated as of August 5, 2008, by and between Pure Biofuels Corp. and Plainfield Peru II LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOFUELS CORP.

Date: August 6, 2008	By:	/s/ Luis Goyzueta
Luis Goyzueta
Chief Executive Officer and Director